PRICING SUPPLEMENT

 (To Prospectus Supplement and Prospectus dated February 25, 2005) Pricing Supplement Number: 2509


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

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Principal Amount:        $1,250,000,000              Original Issue Date:                        February 14, 2006

CUSIP Number:             59018YWT4                  Stated Maturity Date:                       January 30, 2009

Issue Price:             100%

Interest Calculation:                                Day Count Convention:
-----------------                                    ----------------------
 ---                                                  ---
| x |  Regular Floating Rate Note                    | x |  Actual/360
 ---                                                  ---
|   |  Inverse Floating Rate Note                    |   | 30/360
 ---     (Fixed Interest Rate):                       ---
                                                     |   |  Actual/Actual
                                                      ---


Interest Rate Basis:
-------------------

 ---                                                  ---
| x |  LIBOR                                         |   |  Commercial Paper Rate
 ---                                                  ---
|   |  CMT Rate                                      |   |  Eleventh District Cost of Funds Rate
 ---                                                  ---
|   |  Prime Rate                                    |   |  CD Rate
 ---                                                  ---
|   |  Federal Funds Rate                            |   | Other (see attached)
 ---                                                  ---
|   |  Treasury Rate
 ---
  Designated CMT Page:                             Designated LIBOR Page:
               CMT Moneyline Telerate Page:                 LIBOR Moneyline Telerate Page: 3750
                                                                     LIBOR Reuters Page:


Index Maturity:          Three Months, except that LIBOR with        Minimum Interest Rate:      Not Applicable
                         respect to the Initial Interest Period
                         will be calculated on an interpolated
                         basis

Spread:                  + 0.09%                                     Maximum Interest Rate:      Not Applicable

Initial Interest Rate:   Calculated as if the Original Issue         Spread Multiplier:          Not Applicable
                         Date was an Interest Reset Date

Interest Reset Dates:    Quarterly, on the 30th of January,
                         April, July and October, commencing
                         on April 30, 2006, subject to modified
                         following Business Day
                         convention.


Interest Payment Dates:  Quarterly, on the 30th of January,
                         April, July and October, commencing
                         on April 30, 2006, subject to modified
                         following Business Day convention.

Repayment at the
Option of the Holder:    The Notes cannot be repaid prior to the
                         Stated Maturity Date.

Redemption at the
Option of the Company:   The Notes cannot be redeemed prior to the
                         Stated Maturity Date.

Form:                    The Notes are being issued in fully
                         registered book-entry form.

Trustee:                 JPMorgan Chase Bank, N.A.


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Underwriters:            Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS"), Morgan Keegan
                         & Company, Inc. and RBC Capital Markets Corporation (the "Underwriters"),
                         are acting as principals in this transaction. MLPF&S is acting as the Lead
                         Underwriter.

                         Pursuant to an agreement, dated February 9th, 2006 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the
                         Company has agreed to sell to each of the Underwriters and each of the
                         Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                         Underwriters                                  Principal Amount of the Notes
                         ------------                                  -----------------------------
                         Merrill Lynch, Pierce, Fenner & Smith                        $1,225,000,000
                                     Incorporated
                         Morgan Keegan & Company, Inc.                                   $12,500,000
                         RBC Capital Markets Corporation                                 $12,500,000
                                                                                     ---------------
                                                       Total                          $1,250,000,000

                         Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                         The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:   0.25%

Dated:                   February 9, 2006

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